Exhibit 15     Letter re:  Unaudited Interim Financial Information
                           ---------------------------------------



FMC Gold Company
Chicago, Illinois


Re: Registration Statements No. 33-35804 and No. 33-35805 on Form S-3 and No. 33-65327 on Form S-8.

With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference of our report dated July 10, 1996 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



KPMG Peat Marwick LLP

Salt Lake City, Utah
July 10, 1996